Exhibit 3

8 September 2020
Nyxoah SA and EXISTING SECURITY HOLDERS OF NYXOAH SA and Bank Degroof Petercam SA/NV Belfius bank SA/NV (as Joint Global Coordinators)
LOCK-UP AND STANDSTILL AGREEMENT

TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETATION	3

1.1	Definitions	3

1.2	Interpretation	5

2	LOCK-UP	6

2.1	Lock-up Period for all Existing Security Holders	6

2.2	Extended Lock-up Period for Significant Existing Security Holders	6

2.3	Exceptions	6

2.4	Approved and Organized Sales	8

2.5	Form of Locked Securities	9

3	STANDSTILL	9

4	TERM AND TERMINATION	10

4.1	Term	10

4.2	Conditions Subsequent	10

4.3	Termination	10

5	REPRESENTATIONS	10

5.1	Representations and warranties of Existing Security Holders	10

6	GENERAL PROVISIONS	11

6.1	Transfer	11

6.2	Rights attached to the Locked Securities	11

6.3	Notices in connection with this Agreement	11

6.4	Assignment of Rights and Obligations	13

6.5	Further Assurance	13

6.6	Severability	13

6.7	Entire Agreement	13

6.8	Amendments	14

6.9	Waiver	14

6.10	Governing Law and Jurisdiction	14

6.11	Counterparts	14

LOCK-UP AND STANDSTILL AGREEMENT

This lock-up and standstill agreement.(the "Agreement") has been entered into on 8 September 2020,

BETWEEN:

(1)	Nyxoah SA, a limited liability company ("société anonyme" / "naamloze vennootschap") organized and existing under the laws of Belgium, having its registered office at rue Edouard Belin 12, 1435 Mont-Saint-Guibert, Belgium, registered with the Register of Legal Entities under number 0817.149.675 (Brabant wallon), hereinafter referred to as the "Company";

(2)	Each of the significant existing security holders of the Company, as listed in Part A of Schedule 1 to this Agreement, represented for the purposes of this Agreement by Robert Taub, pursuant to the powers-of-attorney attached hereto as Schedule 2, hereinafter jointly referred to as the "Significant Existing Security Holders" and individually as an "Significant Existing Security Holder";

(3)	Each of the other existing security holders of the Company, as listed in Part B of Schedule 1 to this Agreement, represented for the purposes of this Agreement by Robert Taub pursuant to the powers-of-attorney attached hereto as Schedule 2, hereinafter jointly referred to as the "Other Existing Security Holders" and individually as an "Other Existing Security Holder";

(4)	Belfius Bank NV/SA, a limited liability company ("société anonyme" / "naamloze vennootschap") organized and existing under the laws of Belgium, having its registered office at Karel Rogierplein 11, 1210 Brussels, Belgium, registered with the Register of Legal Entities under number 0403.201.185 (Brussels), as beneficial party of Articles 2, 3 and 5, hereinafter referred to as the "Belfius";

AND:

(5)	Bank Degroof Petercam NV/SA, a limited liability ("société anonyme" / "naamloze vennootschap") organized and existing under the laws of Belgium, having its registered office at rue de l'Industrie 44, 1040 Brussels, Belgium, registered with the Register of Legal Entities under number 0403.212.172 (Brussels), as beneficial party of Articles 2, 3 and 5, hereinafter referred to as the "Degroof Petercam".

The parties referred to sub (2) and (3) are jointly also referred to as the "Existing Security Holders" and individually as an "Existing Security Holder".

The parties referred to sub (4) and (5) are individually are jointly also referred to as the "Joint Global Coordinators" and individually as a "Joint Global Coordinator".

The parties referred to sub (1) to (5) are jointly also referred to as the "Parties" and individually as a "Party".

WHEREAS:

(A)	The Company has organized or is in the process of organizing an offering of new shares in the Company that was or is being made by way of (i) a public offering to retail and institutional, qualified and other investors in Belgium, (ii) a private placement in the United States to persons that are reasonably believed to be qualified institutional buyers within the meaning of Rule 144A under the US Securities Act of 1933, as amended (the "Securities Act"), in a manner not requiring registration under the Securities Act, and (iii) private placements in certain jurisdictions outside of Belgium and the United States in reliance on Regulation S under the Securities Act and pursuant to private placement exemptions under applicable laws and regulations in such jurisdictions to certain institutional and/or qualified investors, with a view to the admission of all of the Company's shares to listing and trading in accordance with EU Regulation 2017/1129 and within the meaning of the Belgian Act of 11 July 2018 on public offers of investment instruments and admissions of investment instruments to trading on regulated markets on the regulated market of Euronext Brussels (the "IPO").

(B)	Pursuant to an engagement letter, dated 2 December 2019, as amended on 29 July 2020 (the "Engagement Letter"), the Company appointed Degroof Petercam and Belfius as joint global coordinators and joint bookrunners to solicit subscribers for the Company's new shares in the IPO on a best efforts basis.

(C)	The Existing Security Holders shall upon completion of the IPO hold a number of existing shares in the Company, respectively existing warrants issued by the Company as set forth in Schedule 1 to this Agreement (respectively referred to as the "Existing Shares" and the "Existing Warrants"). For the avoidance of doubt, (i) the Existing Shares shall not include shares, if any, subscribed to by any of the Existing Security Holders in the IPO.

(D)	The Existing Security Holders acknowledge that, during the first six (6) months (or twelve (12) months in respect of the Significant Existing Security Holders) after admission of the Company’s shares to listing and trading on Euronext Brussels, their holdings of any Existing Shares, Existing Warrants and/or shares of the Company issued following the exercise of Existing Warrants may have an important impact on the aftermarket of the Company's shares following the IPO whereby any exit or transfer of any of the Existing Shares, Existing Warrants and shares of the Company issued following the exercise of Existing Warrants held by any of them (acting solely or jointly) may have an impact on the share quotation evolution.

THE PARTIES HAVE AGREED AS FOLLOWS:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

For the purposes of this Agreement and in addition to the definitions provided elsewhere in this Agreement, the following terms and expressions shall have the meanings specified or referred to in this Article 1.1.

Affiliate	means, when used with respect to a person, any other Person affiliated with such Person within the meaning of Article 1:20 of the Belgian Companies and Associations Code ("personne liée" / "verbonden vennootschap").
Agreement	means the present lock-up and standstill agreement.
Approved Sale	has the meaning as defined in Article 2.3.2.
Business Day	means any day of the week, other than Saturday and Sunday, on which the Joint Global Coordinators and Euronext Brussels are open for business.
Confirmation Notice	has the meaning as defined in Article 2.4.4.
Engagement Letter	has the meaning as defined in Recital (B).
Existing Shares	has the meaning as defined in Recital (C).
Existing Warrants	has the meaning as defined in Recital (C).
Existing Warrant Shares	Shares issued prior to or at completion of the IPO following the exercise of Existing Warrants. For the avoidance of doubt, Shares issued after completion of the IPO following the exercise of Existing Warrants shall not constitute Existing Warrant Shares.
Extended Restricted Period	has the meaning as defined in Article 2.2.
First Notice	has the meaning as defined in Article 2.4.1.
Financial Instrument

means any of:

(i)       shares and all other equity securities as defined in article 2(b) of the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC (as amended from time to time), issued by the Company; and

(ii)       any certificates and contractual rights (including options, futures, swaps and other derivatives) issued or contracted and representing, giving right to or being exchangeable for any of the financial instruments referred to in (i).

Initial Restricted Period	has the meaning as defined in Article 2.1.

IPO	has the meaning as defined in Recital (A).
Listing Date	means the first date on which the Shares will be listed on an "as-if-and-when-issued-and/or-delivered" basis on Euronext Brussels, and traded on Euronext Brussels.
Locked Securities	has the meaning as defined in Article 2.1.
Organized Sale	has the meaning as defined in Article 2.4.4.
Person	means any individual or natural person, any legal entity with separate legal personality, partnership, joint venture, (joint stock) corporation, association, limited liability company, trust, unincorporated organisation, or any governmental entity (or any department, agency or political subdivision thereof).
Requesting Security Holder(s)	has the meaning as defined in Article 2.4.1.
Second Notice	has the meaning as defined in Article 2.4.2.
Selling Participants	has the meaning as defined in Article 2.4.3.
Shares	means the shares of the Company at any given time, representing the Company’s share capital.
Standstill Period	has the meaning as defined in Article 3.1.
Third Notice	has the meaning as defined in Article 2.4.3.
Transfer	means (i) directly or indirectly, conditionally or unconditionally, issue, offer, pledge, exchange, lend, assign by way of security, grant any right "in rem", deliver or market, sell, contract to sell, sell or grant any option, right, warrant or contract to purchase, exercise any option to sell, purchase any option or contract to sell, or lend or otherwise transfer or dispose of any Locked Securities, (ii) enter into any swap, any arrangement, any derivative transaction or issue any instruments (in each case whether or not settled in cash) that transfer (conditionally or unconditionally, now or in the future) to a third party all or part of the economic risk, benefits, rights or ownership of any Locked Securities, or (iii) publicly announce such an intention to effect any such transaction.
Transferring Existing Security Holder	has the meaning as defined in Article 2.3.3.
Underwriting Agreement	Means the underwriting agreement to be entered into on or about the date of the pricing of the IPO, between the Joint Global Coordinators and the Company.

1.2	Interpretation

1.2.1	The titles, headings and table of contents included in this Agreement are for convenience only and do not express in any way the intended understanding of the Parties. They shall not be taken into account in the interpretation of the provisions of this Agreement.

1.2.2	References to Schedules (or parts thereof) are to the schedules (or parts thereof) to this Agreement; references to Recitals are to the recitals to this Agreement; references to Articles are to articles in this Agreement and references to sub-Articles are to sub-articles or paragraphs of the Article in which such references appear.

1.2.3	The Schedules to this Agreement form an integral part thereof and any reference to this Agreement, its recitals, Articles or paragraphs, shall, unless the context requires otherwise, include a reference to the Schedules and vice versa.

1.2.4	The original version of this Agreement has been drafted in English. Should this Agreement be translated, in whole or in part, into French, Dutch or any other language, the English version shall prevail among the Parties to the fullest extent permitted by Belgian law, provided, however, that whenever French and/or Dutch translations of certain words or expressions are contained in the original English version of this Agreement, such translations shall be conclusive in determining the Belgian legal concept(s) to which the Parties intended to refer.

1.2.5	When using the words "shall cause" or "shall procure that" (or any similar expression or any derivation thereof), the Parties intend to refer to the Belgian law concept of "porte-fort" / "sterkmaking".

1.2.6	whenever the expression(s) "use best efforts", "use reasonable efforts", "use all commercially reasonable best efforts", "use all reasonable efforts" or any other similar expression is used in this Agreement, the Parties refer to the Belgian legal concept of "obligation de moyen" / "middelenverbintenis";

1.2.7	references to the words "include" or "including" (or any similar term or any derivations thereof) are not to be construed as implying any limitation, and general words introduced by the word "other" (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

1.2.8	any reference to "writing" or "written" includes any method of reproducing words or text in a legible and non-transitory form;

1.2.9	words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

1.2.10	unless expressly indicated otherwise, or except when applicable law provides otherwise in a mandatory manner, any period of time or term referred to herein shall be calculated or determined as follows:

a.	any reference to a day shall be a reference to a calendar day, running from midnight to midnight;

b.	any reference to a time of the day are to that time in Brussels, Belgium;

c.	any term shall start on the subsequent day after the day on which the event triggering such period of time has occurred. The expiry day of a term shall be included in the term. If such expiry day is not a Business Day, then the term shall be extended to the first next Business Day following such day.

2	LOCK-UP

2.1	Lock-up Period for all Existing Security Holders

Each of the Existing Security Holders irrevocably, severally and not jointly undertakes to each other, the Company and to the Joint Global Coordinators that during a term starting as of the Listing Date and ending six (6) months after the Listing Date (the "Initial Restricted Period"), not to voluntarily Transfer any of (a) the Existing Shares that such an Existing Security Holder holds prior to the Listing Date (excluding for the avoidance of doubt any shares subscribed to in the IPO by such Existing Security Holder), (b) any of its Existing Warrants or Existing Warrant Shares, and (c) any of the Financial Instruments issued in exchange for the shares and warrants referred to in (a) or (b) in case of a merger, demerger or spin-off of the Company (such shares, warrants, and other financial instruments as referred to in (a), (b) or (c), collectively referred to as the "Locked Securities"), except as permitted under Article 2.3.

2.2	Extended Lock-up Period for Significant Existing Security Holders

In addition to the lock-up referred to in Article 2.1, each of the Significant Existing Security Holders irrevocably, severally and not jointly undertakes to each other, the Company and to the Joint Global Coordinators that during a period of six (6) months immediately following the expiration of the Initial Restricted Period (the "Extended Restricted Period"), not to voluntarily Transfer any of its Locked Securities, except as permitted under Article 2.3.

2.3	Exceptions

2.3.1	The lock-up undertaking referred to in Articles 2.1 and 2.2 above does not apply to and does not prohibit:

a.	any Transfer of Locked Securities to one or more Joint Global Coordinators within the framework of a stock lending agreement that was or will be entered into to cover potential over-allotments in the framework of the IPO, it being understood that the securities (whether or not Locked Securities) that are delivered to the lenders at the termination or maturity of the stock lending agreement shall in any event become Locked Securities that are subject to the lock-up referred to in Article 2.1 and/or Article 2.2 (as applicable) above for the remaining term of the Initial Restricted Period and the Extended Restricted Period (as applicable), as if they were Locked Securities;

b.	any Transfer of Locked Securities to the legal successor of an Existing Security Holder pursuant to (i) the death of such holder (in the event the holder is a natural person) or (ii) the merger, liquidation, concursus ("concours" / "samenloop"), de-merger, transfer of a division ("branche d’activité" / "bedrijfstak") or of a business as a whole ("universalité" / "algemeenheid") of such holder (in the event the holder is a legal person), provided that the relevant legal successor adheres to the present Agreement and assumes all rights and obligations of the relevant Existing Security Holder under the present Agreement, through the execution of an accession deed, for the remaining term of the Initial Restricted Period and the Extended Restricted Period (as applicable);

c.	any Transfer of Locked Securities to the Person for the economic benefit of which the relevant Existing Security Holder currently holds the relevant Locked Securities as escrow agent, trustee or in a similar capacity, provided that the relevant Person to whom the Locked Securities are so transferred adheres to the present Agreement and assumes all rights and obligations of the relevant Existing Security Holder under the present Agreement in relation to the relevant transferred Locked Securities through the execution of an accession deed, for the remaining term of the Initial Restricted Period and the Extended Restricted Period (as applicable);

d.	any Transfer of Locked Securities to an ascendant, descendant or spouse (in the event the holder is a natural person) or an Affiliate of the relevant Existing Security Holder, provided that the relevant transferee adheres to the present Agreement and assumes all rights and obligations of the relevant Existing Security Holder under the present Agreement in relation to the relevant transferred Locked Securities through the execution of an accession deed, for the remaining term of the Initial Restricted Period and the Extended Restricted Period (as applicable);

e.	any pledge of the Locked Securities to a financial institution for securing, among others, a mortgage or loan entered into by such Existing Security Holder, provided that the pledge shall be notified to the Joint Global Coordinators immediately upon the creation of the pledge over the Locked Securities;

f.	proceeding with any Transfer required by law, regulation or a court of competent jurisdiction, provided that such Transfer shall be notified to the Joint Global Coordinators at least five (5) Business Days prior to the realisation of the Transfer (unless such Transfer is to take place in a shorter time period, in which case the Transfer shall be notified to the Joint Global Coordinators as soon as practically possible); or

g.	accepting a public takeover or tender offer on all of the Shares and other securities of the Company, giving an irrevocable commitment to accept such an offer, or disposing of Locked Securities to an offeror or potential offeror during the period of such an offer or pursuant to a squeeze-out on the Locked Securities.

2.3.2	In addition to the exceptions provided in Article 2.3.1, the extended lock-up referred to in Article 2.2 does not apply to any Transfer which is approved by both Joint Global Coordinators on a discretionary basis in accordance with Article 2.4 (an "Approved Sale").

2.3.3	In the event a Transfer of Locked Securities by any Existing Security Holder (the "Transferring Existing Security Holder") is not executed or completed in accordance with the terms of this Article 2.3, the Transfer shall be deemed to be null, void, unenforceable and not binding on the Company, the Joint Global Coordinators and the other Existing Security Holders, and the Locked Securities shall, to the extent required, Transfer back to the relevant Transferring Existing Security Holder.

2.4	Approved and Organized Sales

2.4.1	During the term of the Extended Restricted Period, any Significant Existing Security Holder or group of Significant Existing Security Holders that wishes to Transfer any of their Locked Securities (to the extent a Transfer of such Locked Securities is not prohibited pursuant to the terms and conditions of issuance or grant of such Locked Securities), other than pursuant to Article 2.3.1 (the "Requesting Security Holder(s)"), shall notify the Joint Global Coordinators and the other Significant Existing Security Holders thereof by means of a notice (the "First Notice"). The First Notice shall specify the aggregate number and the proportionate percentage of their Locked Securities they (each) wish to Transfer, as well as one e-mail address to which the Second Notice, the Third Notice and the Confirmatory Notice (as defined below) can be sent in reply to the First Notice.

2.4.2	Upon receipt of the aforementioned First Notice, the other Significant Existing Security Holders that received the First Notice and that are also interested in Transferring (part of) their Locked Securities shall have a term of two (2) Business Days (and in any event at least forty-eight (48) hours), to send to the Joint Global Coordinators and the Requesting Security Holder(s) a notice substantially in the form as attached hereto as Schedule 3 (the "Second Notice") containing a confirmation that they also wish to Transfer Locked Securities, and, if so, the number of Locked Securities (excluding any Existing Warrants that, according to their terms and conditions of issuance, cannot be Transferred) they wish to Transfer. This number may not bear a proportion to their total number of Locked Securities that is higher than the proportion of Locked Securities that the Requesting Security Holder(s) wishes to Transfer. The Second Notice shall also contain one e-mail address to which the Third Notice and the Confirmatory Notice (as defined below) can be sent in reply to the Second Notice. If no such Second Notice is sent by a Significant Existing Security Holder within the aforementioned term, such Significant Existing Security Holder shall be deemed not to be interested in Transferring (part of) its Locked Securities.

2.4.3	Upon receipt of the First Notice, both Joint Global Coordinators shall have a maximum term of four (4) Business Days (and in any event at least ninety-six (96) hours) to assess and to decide in their discretion whether such a Transfer of Locked Securities is appropriate, taking into account amongst others the then existing market conditions, and send a joint written notice (the "Third Notice") to the Significant Existing Security Holders at the e-mail address included in the First Notice, respectively the Second Notice, that have indicated in the First Notice, respectively, the Second Notice that they are interested in Transferring (part of) their Locked Securities (the "Selling Participants"). The Third Notice shall contain a statement whether or not both Joint Global Coordinators authorise the requested Transfer of the relevant Locked Securities, and, if the requested Transfer is authorized in the discretion of the Joint Global Coordinators, possible conditions of an Organized Sale (as defined below) with respect to the Locked Securities that the Selling Participants wish to Transfer.

2.4.4	In the event that both Joint Global Coordinators authorize the requested Transfer of Locked Securities, as referred to in Articles 2.4.2 and 2.4.3, but the Locked Securities that the Selling Participants in the First Notice or Second Notice have requested to Transfer represent in aggregate at least 5% of all outstanding Locked Securities (on a fully diluted basis), at that time, then the Selling Participants shall need to co-ordinate and agree with the Joint Global Coordinators and each other as to timing, structuring, and pricing of an the Approved Sale, and as to the number of Locked Securities to be transferred by each of the Selling Participants (provided that the total aggregate amount of Locked Securities offered for transfer shall not exceed the total aggregate number of Locked Securities offered for transfer in the First Notice and the Second Notice) (an "Organized Sale").

Any such Organized Sale shall be exclusively organized and conducted by the Joint Global Coordinators against market conditions. In case of disagreement between the Selling Participants and the Joint Global Coordinators during more than two (2) Business Days on these matters, the Joint Global Coordinators shall jointly and discretionary be able to determine the terms and conditions of the Organized Sale which shall be binding upon the Selling Participants. The Joint Global Coordinators shall inform all Selling Participants thereof by means of a notice (the "Confirmation Notice"). Upon receipt of the Confirmation Notice, each Selling Participant shall have a maximum term of one (1) Business Day (and in any event at least twenty four (24) hours) to indicate that it no longer wishes to participate in the Organized Sale. If no such notice is sent by the relevant Selling Participant within such term, such Selling Participant shall be deemed to agree with the terms and conditions as indicated in the Confirmation Notice.

2.4.5	In case in an Organised Sale either (i) the demand as roughly assessed by the Joint Global Coordinators is deemed insufficient to absorb the total deal indications of the Selling Participants that wish to sell (part of) their Locked Securities, or (ii) the effective demand upon having offered all such Locked Securities is insufficient to absorb the total number of such Locked Securities, the Selling Participants shall be treated equally on a pro rata to the Locked Securities offered by them in the Organized Sale with regard to offer or sale allocations.

2.4.6	Upon launch of any such Organized Sale, the Company shall and the Selling Participants shall use their best efforts to ensure that the management shall be available to accompany the Joint Global Coordinators’ sales teams in road-show and one-on-one presentations.

2.4.7	Within one Business Day after the completion of an Organized Sale, the Joint Global Coordinators shall inform - to the extent reasonably possible and provided this is permitted pursuant to applicable privacy or similar restrictions - the Company of the identity of the purchaser(s) of the offered Locked Securities and the number of Locked Securities sold pursuant to the Organized Sale.

2.5	Form of Locked Securities

The Existing Security Holders agree that their Locked Securities shall remain in registered form during the Initial Restricted Period and, where applicable, the Extended Restricted Period (as the case may be, until an Approved Sale of the relevant Locked Securities).

3	STANDSTILL

The Parties agree and acknowledge that the Company agreed to a standstill undertaking vis-à-vis the Joint Global Coordinators pursuant to the Underwriting Agreement, as summarised in the prospectus relating to the IPO.

4	TERM AND TERMINATION

4.1	Term

This Agreement shall remain in force during a term of fifteen (15) months after the Listing Date.

4.2	Conditions Subsequent

This Agreement is entered into subject to the following conditions subsequent ("conditions résolutoires" / "ontbindende voorwaarden"), it being understood for the avoidance of doubt that if any of the following conditions do not materialize or are not satisfied at the times indicated below, the Agreement shall be terminated:

4.2.1	the Shares of the Company are admitted to trading and listed on the regulated market of Euronext Brussels before or on 31 October 2020 or such other later date to which the Company and the Joint Global Coordinators may agree to between them; and

4.2.2	the Underwriting Agreement successfully closes before or on 31 October 2020 or on such later date as the Joint Global Coordinators and the Company may agree to between them.

4.3	Termination

In case above conditions subsequent do not materialize on the respective dates as indicated above or on such later dates as agreed between the Company and the Joint Global Coordinators, this Agreement shall be terminated, without prior notice and without recourse to the courts, and the Parties hereto shall be released and discharged from their respective obligations hereunder.

5	Representations

5.1	Representations and warranties of Existing Security Holders

5.1.1	Each of the Existing Security Holders hereby represents and warrants, with respect to its own situation only, that:
a.	it has taken all necessary corporate and/or regulatory actions to authorise the execution and the performance of its obligations under this Agreement and such execution and performance do not and will not conflict with or constitute a default or breach under any provision of (i) any agreement or instrument to which it is a party, (ii) its articles of association or any other organisational documents (to the extent relevant) or (iii) any applicable securities laws, decrees and regulations; and
b.	it has the full right, power and authority, without the approval of any other person required, to execute and deliver this Agreement and to perform its obligations under this Agreement and this Agreement constitutes a valid and legally binding agreement enforceable in accordance with its terms.

5.1.2	The Existing Security Holders acknowledge that the Joint Global Coordinators are entering into the Underwriting Agreement and are proceeding with the IPO in reliance on this Agreement.

6	GENERAL PROVISIONS

6.1	Transfer

The provisions of this Agreement shall be (i) without prejudice to stricter restrictions or limitations that are applicable to the Transfer of Locked Securities pursuant to the terms and conditions of issuance or grant of such Locked Securities, (ii) applicable law, or (iii) contracts binding on the relevant Existing Security Holders.

6.2	Rights attached to the Locked Securities

For the avoidance of doubt, the voting rights and any other dividend or other right attached to the Locked Securities (if any) are and shall remain at all times during the entire duration of the Agreement with the relevant Existing Security Holder. Each of the Existing Security Holders is and remains entitled to solely and exclusively exercise any such rights.

6.3	Notices in connection with this Agreement

6.3.1	Save as otherwise provided in this Agreement, any notice, demand or other communication (for the purpose of this Article 5.2 a "notice") to be given by any Party under, or in connection with, this Agreement shall be in writing and signed by, or on behalf of, the Party giving it. It shall be validly given with respect to each Party if:
a.	sent by email to such Party's email addresses, listed or referred to hereinafter in relation to such Party;
b.	delivered by hand (with written confirmation of receipt) to the Persons listed hereinafter in relation to such Party; or
c.	sent by registered mail or an internationally recognised courier company to the addresses set out hereinafter in relation to such Party.

6.3.2	In each case the notice must be marked for the attention of the relevant Person set out below in relation to the relevant Party and with copy to the relevant Person set out below for such other Person as otherwise notified from time to time in accordance with the provisions of this Article 5.2.

6.3.3	Any notice given shall be effective upon receipt and shall be deemed to have been duly received:
a.	in case of email, at the time of transmission (provided that the notice is confirmed (i) by means of a delivery by hand, or (ii) by acknowledgment of receipt by direct email response of the addressee(s));
b.	in the case of delivery by hand, when delivered; or
c.	in the case of postage via return-receipt courier or mail service, as of the time of acknowledgment of receipt,

provided that, in each case where delivery by email or by hand occurs after 6:00 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9:00 a.m. on the next following Business Day.

6.3.4	The respective addresses, emails, and contact Persons of the Parties for the purposes of Article 5.2 are:

a.	Nyxoah SA:

Name:	Nyxoah SA
Attention:	[●]
Address:	[●]
Email:	[●]
With copy to:
Attention:	[●]
Address:	[●]
Email:	[●]

b.	An Existing Security Holder:

To the address, Person and e-mail as mentioned for the relevant Existing Security Holder in Schedule 1 to this Agreement.

c.	Degroof Petercam:

Name:	Bank Degroof Petercam NV/SA
Attention:	[●]
Address:	[●]
Email:	[●]
With copy to:
Attention:	[●]
Address:	[●]
Email:	[●]; [●] [●]

d.	Belfius Bank:

Name:	Belfius Bank NV/SA
Attention:	[●]
Address:	[●]
Email:	[●]
With copy to:
Attention:	[●]
Address:	[●]
Email:	[●] [●]

6.3.5	All notices or formal communications under, or in connection with, this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

6.3.6	A Party may notify all other Parties to this Agreement of a change to its name, relevant addressee, address, or email address for the purposes of this Article 5.2, provided that such notice shall only be effective on:

a.	the date specified in the notification as the date on which the change is to take place; or

b.	if no date is specified or the date specified is less than two (2) Business Days after the date on which notice is given, the date following two (2) Business Days after notice of any change has been given.

6.4	Assignment of Rights and Obligations

6.4.1	Except as otherwise provided herein, no Party may assign all or part of its rights and obligations under this Agreement to any third party (through a sale, a capital contribution, a donation or any other transaction, including the sale or contribution of a division ("branche d’activité" / "bedrijfstak") or of a business as a whole ("universalité" / "algemeenheid"), or a merger or split-up) without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed). As long as such consent has not been obtained, the assigning Party shall continue to be liable for all obligations that it intended to assign (without prejudice to any other right or remedy that the other Parties may have for breach of this Article 5.3.1).

6.4.2	Subject to the assignment restrictions set out in this Article 5.3, the provisions of this Agreement shall inure to the benefit of and shall be binding upon the Parties and their respective heirs, successors and assignees.

6.5	Further Assurance

At any time after the date of this Agreement each Party shall execute such documents, do such acts and things, give all such assistance and provide all such information as the other Party may reasonably require for the purpose of giving full effect to all the provisions of this Agreement by which the relevant Party.

6.6	Severability

6.6.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, that provision shall be deemed not to form part of this Agreement, and the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

6.6.2	In such case, each Party shall use its reasonable best efforts to immediately negotiate in good faith and implement a valid replacement provision with an economic effect which is as close as possible to that of the invalid, void or unenforceable provision.

6.7	Entire Agreement

This Agreement represents the entire understanding and agreement among the Parties with respect to the subject matter thereof and, unless expressly provided otherwise, supersedes any prior agreements and undertakings between the Parties with respect to that subject matter. In case of any discrepancy with any other agreements or undertakings, the provisions of this Agreement will prevail.

6.8	Amendments

This Agreement may not be amended, supplemented or otherwise modified, except by a written instrument executed by all Parties directly or indirectly affected by such amendment, supplement or modification.

6.9	Waiver

Except as expressly provided otherwise in this Agreement, neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

6.10	Governing Law and Jurisdiction

6.10.1	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and interpreted according to the laws of the Kingdom of Belgium.

6.10.2	The French-speaking courts of Brussels are to have the exclusive jurisdiction to settle any disputes that may arise out of or in connection with this Agreement (including a dispute relating to non-contractual obligations arising out of or in connection with this Agreement) and, accordingly, any proceedings may be brought in such courts.

6.11	Counterparts

This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts and each such counterpart shall constitute an original of this Agreement but all of which together constitute one and the same instrument. This Agreement shall not be effective until each Party has executed at least one counterpart.

[Next page is signatures page]

The date of this Agreement is the date written above, and it has been done in three (3) originals. Each of the Company, Degroof Petercam and Belfius acknowledges receipt of its own original and the other Parties waive their right to receive an original. The Company, who has received an original copy of this Agreement, shall provide the Existing Security Holders with a certified copy of this Agreement upon request.

Nyxoah SA, represented by:

Name :	Name :
Title:	Title:

Each of the Existing Security Holder referred to in Schedule 1 to this Agreement, represented by:

Name :
Title:

Bank Degroof Petercam SA/NV, represented by:

Name :	Name :
Title:	Title:

Belfius Bank SA/NV, represented by:

Name :	Name :
Title:	Title:

SCHEDULE 1

EXISTING SECURITY HOLDERS

Part A: Significant Existing Security Holders1

Name	Shares	Warrants	Notification details

Part B: Other Existing Security Holders2

Name	Shares	Warrants	Notification details

1 List security holders whose shares/warrants represent more than 2% of the shares of the Company (on a fully diluted basis).

2 List security holders whose shares/warrants represent less than or are equal to 2% of the shares of the Company (on a fully diluted basis).

SCHEDULE 2

POWERS OF ATTORNEY

[attached]

SCHEDULE 3

FORM OF NOTICE

Dated:	[●]

To:	Bank Degroof Petercam NV/SA

Nijverheidsstraat 44

1040 Brussels

Belgium

and

Belfius Bank NV/SA
Karel Rogierplein 11
1210 Sint-Joost-ten-Node
Belgium

Dear Sir or Madam

Re:	Sale of Locked Securities during the Extended Restricted Period - Second Notice

Reference is made to the Standstill and Lock-Up Agreement entered into in the framework of the initial public offering of ordinary shares of Nyxoah SA, entered into between Nyxoah SA, the Existing Security Holders and the Joint Global Coordinators dated 8 September 2020 (the "Agreement").

Any capitalised terms used in this notice are as defined in the Agreement.

I am a Significant Existing Security Holder, presently holding a total of [●] Locked Securities.

Reference is made to the procedure set out in Article 2.4 (Approved and Authorised Sales), which is hereby incorporated by reference, and to which I shall adhere in full.

Pursuant to the First Notice received from [●] on [●]; I hereby inform you that I wish to Transfer, in accordance with Article 2.4.2 of the Agreement, [●] Locked Securities.

I hereby authorise you to exclusively contact me, in accordance with Article 2.4.2 of the Agreement, on the following email address: [●].

Kind regards,

By:
Name:
Date: